                                                                   EXHIBIT (12)A

                                   PACIFICORP
                          STATEMENTS OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (IN MILLIONS OF DOLLARS)

                                                                       YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------
                                                         1990        1991        1992        1993        1994
                                                      ----------  ----------  ----------  ----------  ----------
Fixed Charges, as defined:*
  Interest expense..................................  $    431.2  $    428.0  $    409.7  $    377.8  $    336.8
  Estimated interest portion of rentals charged to
   expense..........................................        23.3        20.4        17.1        20.1        19.5
  Preferred dividend requirement of majority-owned
   subsidiary.......................................         4.2      --          --          --          --
                                                      ----------  ----------  ----------  ----------  ----------
      Total fixed charges...........................  $    458.7  $    448.4  $    426.8  $    397.9  $    356.3
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Earnings, as defined:*
  Income from continuing operations.................  $    413.4  $    446.8  $    150.2  $    422.7  $    468.0
  Add (deduct):
    Provision for income taxes......................       179.1       176.7        90.8       187.4       249.8
    Minority interest...............................        18.1        14.1         8.4        11.3        13.3
    Undistributed income of less than 50% owned
     affiliates.....................................      --            (1.8)       (5.7)      (16.2)      (14.7)
    Fixed charges as above..........................       458.7       448.4       426.8       397.9       356.3
                                                      ----------  ----------  ----------  ----------  ----------
      Total earnings................................  $  1,069.3  $  1,084.2  $    670.5  $  1,003.1  $  1,072.7
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Ratio of Earnings to Fixed Charges..................        2.3x        2.4x        1.6x        2.5x        3.0x
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------

------------------------
* "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
     (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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